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                                                                    EXHIBIT 99.1

                         ANNUAL SERVICER'S CERTIFICATE

                     FIRST USA BANK, NATIONAL ASSOCIATION

                       BANC ONE CREDIT CARD MASTER TRUST


The undersigned, duly authorized representatives of First USA Bank, National Association ("First USA"), as Servicer, pursuant to the Pooling and Servicing Agreement dated as of November 1, 1994 (as may be amended and supplemented, the "Agreement"), between First USA, as Seller and Servicer, and Bankers Trust Company, as Trustee, do hereby certify as follows:

1. First USA is, as of the date hereof, Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

2. The undersigned are Servicing Officers who are duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

3. A review of the activities of Servicer during the fiscal year ended December 31, 1999, and of its performance under the Agreement was conducted under our supervision.

4. Based on such review, the Servicer has, to the best of our knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5.

5. The following is a description of each default in the performance of the Servicer's obligations under the provisions of the Agreement known to us to have been made during the fiscal year ended December 31, 1999, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default:

          During the twelve months ended December 31, 1999, the Servicer experienced delays in the timely posting of payments to customer accounts due to backlogs that occurred at a third party processor. The relationship with this processor has since been terminated and as of December 31, 1999, payments are being processed internally and in accordance with Bank policy and usual and customary servicing procedures. Management is working diligently to reimburse in full, cardholders affected by the above delays, for any and all fees and finance charges incurred as a result of the delays.

6. The report required to be delivered to the Servicer by the independent certified public accountants pursuant to subsection 3.06(b) of the Pooling and Servicing Agreement has been delivered to the Servicer, and such report contains no exceptions, except for such exceptions as the independent certified public accountants believe to be immaterial and as set forth in paragraph 7 below.

7. The following is each exception set forth in the report required to be delivered to the Servicer by the independent certified public accountants pursuant to subsection 3.06(b) of the Pooling and Servicing Agreement: None

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate this 24th day of March, 2000.
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FIRST USA BANK, NATIONAL ASSOCIATION
 as Servicer



By: /s/ Tracie H. Klein              By: /s/ Jeffrey Rigg
    ---------------------------          --------------------------------
    Name:  Tracie H. Klein               Name:  Jeffrey Rigg
    Title: First Vice President          Title: Senior Vice President-Accounting